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                                                                EXHIBIT 23


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 500,000 shares of Common Stock pursuant to the Medical Action Industries Inc. 1989 Non-Qualified Stock Option Plan, as amended, and 500,000 shares of Common Stock pursuant to the Medical Action Industries Inc. 1994 Stock Incentive Plan of our report dated May 24, 1996, with respect to the consolidated financial statements of Medical Action Industries Inc. and subsidiary incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 1996, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                       Ernst & Young LLP

Melville, New York
October 29, 1996